As filed with the Securities and Exchange Commission on August 8, 2019

Registration No. 333-232845

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment Number One

to

FORM S-1

Registration Statement under the Securities Act of 1933

CoJax Oil and Gas Corporation

(Exact name of Registrant as specified in its charter)

Virginia	1311	46-1892622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Identification No.)

3033 Wilson Boulevard, Suite E-605

Arlington, Virginia 22201

(703) 216-8606

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jeffrey J. Guzy, Executive Chairman

CoJax Oil & Gas Corporation

3033 Wilson Boulevard, Suite E-605

Arlington, Virginia 22201

(703) 216-8606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul W. Richter, Esq.

PW Richter, plc

3901 Dominion Townes Circle

Richmond, Virginia 23223

(804) 644-2182

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]

Accelerated filer [  ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)

Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	$6,000,000	$747.00

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended, and based on proposed maximum aggregate offering price.

(2) Paid by electronic transfer.

	Public Offering Price	Proceeds to Us before Expenses (1)
Per Share	$2.00	$2.00
Total Minimum Offering Price	$500,000	$500,000
Total Maximum Offering Price	$6,000,000	$6,000,000

(1) We estimate the total expenses of this offering will be approximately $53,447 if all 3,000,000 shares are sold in this offering. We anticipate the offering expenses will be the same if the minimum number of shares, being 250,000, is sold in this offering. Because this is a best efforts, minimum-maximum offering, the actual public offering proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above. There are no underwriter’s commissions and no deductions from price per share for underwriter’s commissions. The shares will be sold exclusively by our officers and directors without commissions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (Amendment No. 1) to the Registration Statement on Form S-1 (File No. 333-232845) of CoJax Oil and Gas Corporation (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN THIS OFFERING

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than the underwriting discounts and commissions) will be as follows:

SEC Filing Fee	$747
Blue Sky Fees	5,000
Accounting Fees and costs	14,000
Legal Fees and costs	10,000
OTC QB listing and filing fees	12,500
Printing and delivery expenses	2,200
Edgarization fees	4,000
Transfer Agent fee	1,500
Miscellaneous expenses	3,500
Total offering expenses	$53,447

Item 14. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act under the Code of Virginia, 1950, as amended, and our articles of incorporation, as amended, provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Virginia law provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

•he conducted himself in good faith;

•he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

•in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A Virginia corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director is not entitled to indemnification and did not meet the relevant standard of conduct.

Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. We also carry insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Securities

Since the formation of the Company and as of the date of this prospectus, the Company made sales of the following unregistered securities:

(1) On November 13, 2017, we sold and issued one share of common stock to Jeffrey J. Guzy as part of the organization and incorporation of the Company and pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and under Section 13.1-514b(10) of the Code of Virginia, 1950, as amended.

Securities Act Exemptions

We deemed the grants of stock options and issuances of our common stock upon exercise of such options, and the restricted share awards, described above under “Stock Options” to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506(b) promulgated thereunder or Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a Registration Statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of CoJax Oil and Gas Corporation**
3.1.1	Amended and Restated Articles of Incorporation of CoJax Oil and Gas Corporation**
3.2	By-Laws**
4.1	Specimen Common Stock Certificate **
5.1	Opinion of PW Richter, plc on validity of Shares of Common Stock+
10.1	Form of Subscription Agreement**
10.2	Employment Agreement by CoJax Oil and Gas Corporation and Jeffrey J. Guzy dated November 13, 2017, amended on May 15, 2018**
10.3	Employment Agreement by CoJax Oil and Gas Corporation and Jeffrey Delancey dated May 15, 2018**
10.4	Founder Subscription Agreement, dated November 1, 2018, by CoJax Oil and Gas Corporation and Jeffrey J. Guzy**
10.5	2018 Equity Incentive Plan**
10.6	Escrow Agreement by CoJax Oil and Gas Corporation and BizLaunch Advisors, LLC, dated May 16, 2019**
10.7	Investment Banking/Corp Advisory Agreement by Newbridge Securities Corporation and CoJax Oil and Gas Corporation, dated March 14, 2019**
14	Code of Ethics**
23.1	Consent of Haynie & Co, CPAs, public auditor +
23.2	Consent of PW Richter, plc (included in Exhibit 5.1)+

** previously filed

+  filed with this Amendment Number 1 to Form S-1 Registration Statement

(b)     Financial Statements. See page 51 for an index to the financial statements and schedules included in the Registration Statement.

Item 17. Undertakings.

(a)The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment Number One to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on the 8th day of August 2019.

CoJax Oil and Gas Corporation

By:	/s/ Jeffrey J. Guzy
Jeffrey J. Guzy
Executive Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment Number One to the Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Jeffrey Delancey	Chief Executive Officer	August 8, 2019
Jeffrey Delancey	Principal Executive Officer

By: /s/ Jeffrey Guzy	Executive Chairman	August 8, 2019
Jeffrey Guzy

By: /s/ Jeffrey Delancey	Director	August 8, 2019
Jeffrey Delancey

By: /s/ Jeffrey Guzy	Director	August 8, 2019
Jeffrey Guzy